Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except number of shares which are reflected in thousands and per share amounts)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Net sales	$156,508	$108,249	$65,225
Cost of sales	87,846	64,431	39,541

Gross margin	68,662	43,818	25,684

Operating expenses:
Research and development	3,381	2,429	1,782
Selling, general and administrative	10,040	7,599	5,517

Total operating expenses	13,421	10,028	7,299

Operating income	55,241	33,790	18,385
Other income/(expense), net	522	415	155

Income before provision for income taxes	55,763	34,205	18,540
Provision for income taxes	14,030	8,283	4,527

Net income	$41,733	$25,922	$14,013

Earnings per share:
Basic	$44.64	$28.05	$15.41
Diluted	$44.15	$27.68	$15.15

Shares used in computing earnings per share:
Basic	934,818	924,258	909,461
Diluted	945,355	936,645	924,712

Cash dividends declared per common share	$2.65	$0.00	$0.00

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years Ended
	September 29, 2012	September 24, 2011	September 25, 2010
Net income	$41,733	$25,922	$14,013

Other comprehensive income/(loss):
Change in foreign currency translation, net of tax	(15)	(12)	7

Change in unrecognized gains/losses on derivative instruments:
Change in fair value of derivatives, net of tax	(131)	92	(180)
Adjustment for net (gains)/losses realized and included in net income, net of tax	(399)	450	(73)

Total change in unrecognized gains/losses on derivative instruments, net of tax	(530)	542	(253)

Change in unrealized gains/losses on marketable securities:
Change in fair value of marketable securities, net of tax	715	29	154
Adjustment for net (gains)/losses realized and included in net income, net of tax	(114)	(70)	(31)

Total change in unrealized gains/losses on marketable securities, net of tax	601	(41)	123

Total other comprehensive income/(loss)	56	489	(123)

Total comprehensive income	$41,789	$26,411	$13,890

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares which are reflected in thousands)

	September 29, 2012	September 24, 2011
ASSETS:
Current assets:
Cash and cash equivalents	$10,746	$9,815
Short-term marketable securities	18,383	16,137
Accounts receivable, less allowances of $98 and $53, respectively	10,930	5,369
Inventories	791	776
Deferred tax assets	2,583	2,014
Vendor non-trade receivables	7,762	6,348
Other current assets	6,458	4,529

Total current assets	57,653	44,988

Long-term marketable securities	92,122	55,618
Property, plant and equipment, net	15,452	7,777
Goodwill	1,135	896
Acquired intangible assets, net	4,224	3,536
Other assets	5,478	3,556

Total assets	$176,064	$116,371

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$21,175	$14,632
Accrued expenses	11,414	9,247
Deferred revenue	5,953	4,091

Total current liabilities	38,542	27,970

Deferred revenue – non-current	2,648	1,686
Other non-current liabilities	16,664	10,100

Total liabilities	57,854	39,756

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000 shares authorized; 939,208 and 929,277 shares issued and outstanding, respectively	16,422	13,331
Retained earnings	101,289	62,841
Accumulated other comprehensive income	499	443

Total shareholders’ equity	118,210	76,615

Total liabilities and shareholders’ equity	$176,064	$116,371

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In millions, except number of shares which are reflected in thousands)

	Common Stock		Retained	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Earnings	Income/(Loss)	Equity
Balances as of September 26, 2009	899,806	$8,210	$23,353	$77	$31,640

Components of comprehensive income:
Net income	0	0	14,013	0	14,013
Change in foreign currency translation	0	0	0	7	7
Change in unrealized gains/losses on marketable securities, net of tax	0	0	0	123	123
Change in unrecognized gains/losses on derivative instruments, net of tax	0	0	0	(253)	(253)

Total comprehensive income					13,890
Share-based compensation	0	876	0	0	876
Common stock issued under stock plans, net of shares withheld for employee taxes	16,164	703	(197)	0	506
Tax benefit from equity awards, including transfer pricing adjustments	0	879	0	0	879

Balances as of September 25, 2010	915,970	10,668	37,169	(46)	47,791

Components of comprehensive income:
Net income	0	0	25,922	0	25,922
Change in foreign currency translation	0	0	0	(12)	(12)
Change in unrealized gains/losses on marketable securities, net of tax	0	0	0	(41)	(41)
Change in unrecognized gains/losses on derivative instruments, net of tax	0	0	0	542	542

Total comprehensive income					26,411
Share-based compensation	0	1,168	0	0	1,168
Common stock issued under stock plans, net of shares withheld for employee taxes	13,307	561	(250)	0	311
Tax benefit from equity awards, including transfer pricing adjustments	0	934	0	0	934

Balances as of September 24, 2011	929,277	13,331	62,841	443	76,615

Components of comprehensive income:
Net income	0	0	41,733	0	41,733
Change in foreign currency translation	0	0	0	(15)	(15)
Change in unrealized gains/losses on marketable securities, net of tax	0	0	0	601	601
Change in unrecognized gains/losses on derivative instruments, net of tax	0	0	0	(530)	(530)

Total comprehensive income					41,789
Dividends and dividend equivalent rights declared	0	0	(2,523)	0	(2,523)
Share-based compensation	0	1,740	0	0	1,740
Common stock issued under stock plans, net of shares withheld for employee taxes	9,931	200	(762)	0	(562)
Tax benefit from equity awards, including transfer pricing adjustments	0	1,151	0	0	1,151

Balances as of September 29, 2012	939,208	$16,422	$101,289	$499	$118,210

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Cash and cash equivalents, beginning of the year	$9,815	$11,261	$5,263

Operating activities:
Net income	41,733	25,922	14,013
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	3,277	1,814	1,027
Share-based compensation expense	1,740	1,168	879
Deferred income tax expense	4,405	2,868	1,440
Changes in operating assets and liabilities:
Accounts receivable, net	(5,551)	143	(2,142)
Inventories	(15)	275	(596)
Vendor non-trade receivables	(1,414)	(1,934)	(2,718)
Other current and non-current assets	(3,162)	(1,391)	(1,610)
Accounts payable	4,467	2,515	6,307
Deferred revenue	2,824	1,654	1,217
Other current and non-current liabilities	2,552	4,495	778

Cash generated by operating activities	50,856	37,529	18,595

Investing activities:
Purchases of marketable securities	(151,232)	(102,317)	(57,793)
Proceeds from maturities of marketable securities	13,035	20,437	24,930
Proceeds from sales of marketable securities	99,770	49,416	21,788
Payments made in connection with business acquisitions, net of cash acquired	(350)	(244)	(638)
Payments for acquisition of property, plant and equipment	(8,295)	(4,260)	(2,005)
Payments for acquisition of intangible assets	(1,107)	(3,192)	(116)
Other	(48)	(259)	(20)

Cash used in investing activities	(48,227)	(40,419)	(13,854)

Financing activities:
Proceeds from issuance of common stock	665	831	912
Excess tax benefits from equity awards	1,351	1,133	751
Dividends and dividend equivalent rights paid	(2,488)	0	0
Taxes paid related to net share settlement of equity awards	(1,226)	(520)	(406)

Cash (used in)/generated by financing activities	(1,698)	1,444	1,257

Increase/(decrease) in cash and cash equivalents	931	(1,446)	5,998

Cash and cash equivalents, end of the year	$10,746	$9,815	$11,261

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$7,682	$3,338	$2,697

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Apple Inc. and its wholly-owned subsidiaries (collectively “Apple” or the “Company”) designs, manufactures, and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. The Company sells its products worldwide through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers and value-added resellers. In addition, the Company sells a variety of third-party iPhone, iPad, Mac, and iPod compatible products including application software, and various accessories through its online and retail stores. The Company sells to consumers, small and mid-sized businesses, and education, enterprise and government customers.

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Certain prior year amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current year’s presentation. Prior period costs associated with the Company’s high-profile retail stores have been reclassified to conform to the current period’s presentation as described in Note 8, “Segment Information and Geographic Data.”

In 2013, the Company established a new reportable operating segment, Greater China, which was previously included in the Asia-Pacific segment; began allocating certain manufacturing costs and variances to its operating segments that were previously included in other corporate expenses; and changed its categorization of product-level net sales reporting. The Company has updated the 2012, 2011 and 2010 operating segment and product-level information to reflect the changes made in 2013.

In 2013 the Company adopted amended accounting standards that change the presentation of comprehensive income. These standards increase the prominence of other comprehensive income (“OCI”) by eliminating the option to present components of OCI as part of the statement of changes in shareholders’ equity and requires the components of OCI to be presented either in a single continuous statement of comprehensive income or in two consecutive statements. The amended accounting standards only impact the financial statement presentation of OCI and do not change the components that are recognized in net income or OCI; accordingly, the adoption had no impact on the Company’s financial position or results of operations.

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. The Company’s fiscal years 2012, 2011 and 2010 ended on September 29, 2012, September 24, 2011, and September 25, 2010, respectively. An additional week is included in the first fiscal quarter approximately every six years to realign fiscal quarters with calendar quarters. Fiscal year 2012 spanned 53 weeks, with a 14th week included in the first quarter of 2012. Fiscal years 2011 and 2010 spanned 52 weeks each. Unless otherwise stated, references to particular years or quarters refer to the Company’s fiscal years ended in September and the associated quarters of those fiscal years.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, digital content and applications, peripherals, and service and support contracts. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For online sales to individuals, for some sales to education customers in the U.S., and for certain other sales, the Company defers revenue until the customer receives the product because the Company retains a portion of the risk of loss on these sales during transit. The Company recognizes revenue from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware, and third-party digital content sold on the iTunes Store in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

For the sale of most third-party products, the Company recognizes revenue based on the gross amount billed to customers because the Company establishes its own pricing for such products, retains related inventory risk for physical products, is the primary obligor to the customer and assumes the credit risk for amounts billed to its customers. For third-party applications sold through the App Store and Mac App Store and certain digital content sold through the iTunes Store, the Company does not determine the selling price of the products and is not the primary obligor to the customer. Therefore, the Company accounts for such sales on a net basis by recognizing in net sales only the commission it retains from each sale. The portion of the gross amount billed to customers that is remitted by the Company to third-party app developers and certain digital content owners is not reflected in the Company’s Consolidated Statements of Operations.

The Company records deferred revenue when it receives payments in advance of the delivery of products or the performance of services. This includes amounts that have been deferred for unspecified and specified software upgrade rights and non-software services that are attached to hardware and software products. The Company sells gift cards redeemable at its retail and online stores, and also sells gift cards redeemable on the iTunes Store for the purchase of digital content and software. The Company records deferred revenue upon the sale of the card, which is relieved upon redemption of the card by the customer. Revenue from AppleCare service and support contracts is deferred and recognized over the service coverage periods. AppleCare service and support contracts typically include extended phone support, repair services, web-based support resources and diagnostic tools offered under the Company’s standard limited warranty.

The Company records reductions to revenue for estimated commitments related to price protection and other customer incentive programs. For transactions involving price protection, the Company recognizes revenue net of the estimated amount to be refunded. For the Company’s other customer incentive programs, the estimated cost of these programs is recognized at the later of the date at which the Company has sold the product or the date at which the program is offered. The Company also records reductions to revenue for expected future product returns based on the Company’s historical experience. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Revenue Recognition for Arrangements with Multiple Deliverables

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software, and undelivered non-software services, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis. For multi-element arrangements accounted for in accordance with industry specific software accounting guidance, the Company allocates revenue to all deliverables based on the VSOE of each element, and if VSOE does not exist revenue is recognized when elements lacking VSOE are delivered.

For sales of qualifying versions of iPhone, iPad and iPod touch (“iOS devices”), Mac and Apple TV, the Company has indicated it may from time to time provide future unspecified software upgrades and features to the essential software bundled with each of these hardware products free of charge to customers. Essential software for iOS devices includes iOS and related applications and for Mac includes OS X, related applications and iLife. The Company also provides various non-software services to owners of qualifying versions of iOS devices and Mac. The Company has identified up to three deliverables regularly included in arrangements involving the sale of these devices. The first deliverable is the hardware and software essential to the functionality of the hardware device delivered at the time of sale. The second deliverable is the embedded right included with the purchase of iOS devices, Mac and Apple TV to receive on a when-and-if-available basis, future unspecified software upgrades and features relating to the product’s essential software. The third deliverable is the non-software services to be provided to qualifying versions of iOS devices and Mac. The Company allocates revenue between these deliverables using the relative selling price method. Because the Company has neither VSOE nor TPE for these deliverables, the allocation of revenue is based on the Company’s ESPs. Revenue allocated to the delivered hardware and the related essential software is recognized at the time of sale provided the other conditions for revenue recognition have been met. Revenue allocated to the embedded unspecified software upgrade rights and the non-software services is deferred and recognized on a straight-line basis over the estimated period the software upgrades and non-software services are expected to be provided for each of these devices, which ranges from two to four years. Cost of sales related to delivered hardware and related essential software, including estimated warranty costs, are recognized at the time of sale. Costs incurred to provide non-software services are recognized as cost of sales as incurred, and engineering and sales and marketing costs are recognized as operating expenses as incurred.

The Company’s process for determining its ESP for deliverables without VSOE or TPE considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. The Company believes its customers would be reluctant to buy unspecified software upgrade rights for the essential software included with its qualifying hardware products. This view is primarily based on the fact that unspecified software upgrade rights do not obligate the Company to provide upgrades at a particular time or at all, and do not specify to customers which upgrades or features will be delivered. The Company also believes its customers would be unwilling to pay a significant amount for access to the non-software services because other companies offer similar services at little or no cost to users. Therefore, the Company has concluded that if it were to sell upgrade rights or access to the non-software services on a standalone basis, including those rights and services attached to iOS devices, Mac and Apple TV, the selling prices would be relatively low. Key factors considered by the Company in developing the ESPs for software upgrade rights include prices charged by the Company for similar offerings, market trends in the pricing of Apple-branded and third-party Mac and iOS compatible software, the nature of the upgrade rights (e.g., unspecified versus specified), and the relative ESP of the upgrade rights as compared to the total selling price of the product. The Company may also consider additional factors as appropriate, including the impact of other products and services provided to customers, the pricing of competitive alternatives if they exist, product-specific business objectives, and the length of time a particular version of a device has been available. When relevant, the same factors are considered by the Company in developing ESPs for offerings such as the non-software services; however, the primary consideration in developing ESPs for the non-software services is the estimated cost to provide such services, including consideration for a reasonable profit margin.

For the three years ended September 29, 2012, the Company’s combined ESPs for the unspecified software upgrade rights and the rights to receive the non-software services included with its qualifying hardware devices have ranged from $5 to $25. Revenue allocated to such rights included with iOS devices and Apple TV is recognized on a straight-line basis over two years, and revenue allocated to such rights included with Mac is recognized on a straight-line basis over four years.

Shipping Costs

For all periods presented, amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales.

Warranty Expense

The Company generally provides for the estimated cost of hardware and software warranties at the time the related revenue is recognized. The Company assesses the adequacy of its pre-existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

Software Development Costs

Research and development costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s products are released soon after technological feasibility has been established. Costs incurred subsequent to achievement of technological feasibility were not significant, and generally software development costs were expensed as incurred during 2012, 2011 and 2010.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $1.0 billion, $933 million and $691 million for 2012, 2011 and 2010, respectively.

Share-based Compensation

The Company recognizes expense related to share-based payment transactions in which it receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Share-based compensation cost for restricted stock units (“RSUs”) is measured based on the closing fair market value of the Company’s common stock on the date of grant. Share-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. The Company recognizes share-based compensation cost as expense ratably on a straight-line basis over the requisite service period. The Company recognizes a benefit from share-based compensation in the Consolidated Statements of Shareholders’ Equity if an incremental tax benefit is realized. In addition, the Company recognizes the indirect effects of share-based compensation on research and development tax credits, foreign tax credits and domestic manufacturing deductions in the Consolidated Statements of Operations. Further information regarding share-based compensation can be found in Note 6, “Shareholders’ Equity and Share-based Compensation.”

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. See Note 5, “Income Taxes” for additional information.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options, shares to be purchased under the Company’s employee stock purchase plan and unvested RSUs. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

The following table shows the computation of basic and diluted earnings per share for 2012, 2011, and 2010 (in thousands, except net income in millions and per share amounts):

	2012	2011	2010
Numerator:
Net income	$41,733	$25,922	$14,013

Denominator:
Weighted-average shares outstanding	934,818	924,258	909,461
Effect of dilutive securities	10,537	12,387	15,251

Weighted-average diluted shares	945,355	936,645	924,712

Basic earnings per share	$44.64	$28.05	$15.41
Diluted earnings per share	$44.15	$27.68	$15.15

Potentially dilutive securities representing 1.0 million, 1.7 million and 1.6 million shares of common stock for 2012, 2011 and 2010, respectively, were excluded from the computation of diluted earnings per share for these periods because their effect would have been antidilutive.

Financial Instruments

Cash Equivalents and Marketable Securities

All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents. The Company’s marketable debt and equity securities have been classified and accounted for as available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date. The Company classifies its marketable debt securities as either short-term or long-term based on each instrument’s underlying contractual maturity date. Marketable debt securities with maturities of 12 months or less are classified as short-term and marketable debt securities with maturities greater than 12 months are classified as long-term. The Company classifies its marketable equity securities, including mutual funds, as either short-term or long-term based on the nature of each security and its availability for use in current operations. The Company’s marketable debt and equity securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as a component of shareholders’ equity. The cost of securities sold is based upon the specific identification method.

Derivative Financial Instruments

The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value.

For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (“AOCI”) in shareholders’ equity and reclassified into income in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in current income. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. For options designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in income. For derivative instruments that hedge the exposure to changes in the fair value of an asset or a liability and that are designated as fair value hedges, both the net gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in earnings in the current period. The Company had no fair value hedges in 2012, 2011 and 2010. The net gain or loss on the effective portion of a derivative instrument that is designated as an economic hedge of the foreign currency translation exposure of the net investment in a foreign operation is reported in the same manner as a foreign currency translation adjustment. For forward exchange contracts designated as net investment hedges, the Company excludes changes in fair value relating to changes in the forward carry component from its definition of effectiveness. Accordingly, any gains or losses related to this component are recognized in current income. Derivatives that do not qualify as hedges must be adjusted to fair value through current income.

Allowance for Doubtful Accounts

The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, credit quality of the Company’s customers, current economic conditions, and other factors that may affect customers’ ability to pay.

Inventories

Inventories are stated at the lower of cost, computed using the first-in, first-out method, or market. If the cost of the inventories exceeds their market value, provisions are made currently for the difference between the cost and the market value. The Company’s inventories consist primarily of components and finished goods for all periods presented.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets, which for buildings is the lesser of 30 years or the remaining life of the underlying building; between two to five years for machinery and equipment, including product tooling and manufacturing process equipment; and the shorter of lease terms or ten years for leasehold improvements. The Company capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Depreciation and amortization expense on property and equipment was $2.6 billion, $1.6 billion and $815 million during 2012, 2011 and 2010, respectively.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property, plant and equipment, inventory component prepayments, and certain identifiable intangibles, excluding goodwill, for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property, plant and equipment, inventory component prepayments, and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. The Company did not record any significant impairments during 2012, 2011 and 2010.

The Company does not amortize goodwill and intangible assets with indefinite useful lives, rather such assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. The Company performs its goodwill and intangible asset impairment tests in the fourth quarter of each fiscal year. The Company did not recognize any impairment charges related to goodwill or indefinite lived intangible assets during 2012, 2011 and 2010. The Company established reporting units based on its current reporting structure. For purposes of testing goodwill for impairment, goodwill has been allocated to these reporting units to the extent it relates to each reporting unit. In 2012 and 2011, the Company’s goodwill was allocated to the Americas and Europe reportable operating segments.

The Company amortizes its intangible assets with definite lives over their estimated useful lives and reviews these assets for impairment. The Company is currently amortizing its acquired intangible assets with definite lives over periods typically from three to seven years.

Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Foreign Currency Translation and Remeasurement

The Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in foreign currency translation included in accumulated other comprehensive income in shareholders’ equity. The Company’s subsidiaries that use the U.S. dollar as their functional currency remeasure monetary assets and liabilities at exchange rates in effect at the end of each period, and inventories, property, and nonmonetary assets and liabilities at historical rates. Gains and losses from these remeasurements were not significant and have been included in the Company’s results of operations.

Note 2 – Financial Instruments

Cash, Cash Equivalents and Marketable Securities

The following tables show the Company’s cash and available-for-sale securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or short- or long-term marketable securities as of September 29, 2012 and September 24, 2011 (in millions):

	2012
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
Cash	$3,109	$0	$0	$3,109	$3,109	$0	$0

Level 1:
Money market funds	1,460	0	0	1,460	1,460	0	0
Mutual funds	2,385	79	(2)	2,462	0	2,462	0

Subtotal	3,845	79	(2)	3,922	1,460	2,462	0

Level 2:
U.S. Treasury securities	20,088	21	(1)	20,108	2,608	3,525	13,975
U.S. agency securities	19,540	58	(1)	19,597	1,460	1,884	16,253
Non-U.S. government securities	5,483	183	(2)	5,664	84	1,034	4,546
Certificates of deposit and time deposits	2,189	2	0	2,191	1,106	202	883
Commercial paper	2,112	0	0	2,112	909	1,203	0
Corporate securities	46,261	568	(8)	46,821	10	7,455	39,356
Municipal securities	5,645	74	0	5,719	0	618	5,101
Mortgage- and asset-backed securities	11,948	66	(6)	12,008	0	0	12,008

Subtotal	113,266	972	(18)	114,220	6,177	15,921	92,122

Total	$120,220	$1,051	$(20)	$121,251	$10,746	$18,383	$92,122

	2011
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short- Term Marketable Securities	Long-Term Marketable Securities
Cash	$2,903	$0	$0	$2,903	$2,903	$0	$0

Level 1:
Money market funds	1,911	0	0	1,911	1,911	0	0
Mutual funds	1,227	0	(34)	1,193	0	1,193	0

Subtotal	3,138	0	(34)	3,104	1,911	1,193	0

Level 2:
U.S. Treasury securities	10,717	39	(3)	10,753	1,250	2,149	7,354
U.S. agency securities	13,467	24	(3)	13,488	225	1,818	11,445
Non-U.S. government securities	5,559	11	(2)	5,568	551	1,548	3,469
Certificates of deposit and time deposits	4,175	2	(2)	4,175	728	977	2,470
Commercial paper	2,853	0	0	2,853	2,237	616	0
Corporate securities	35,241	132	(114)	35,259	10	7,241	28,008
Municipal securities	3,411	56	0	3,467	0	595	2,872

Subtotal	75,423	264	(124)	75,563	5,001	14,944	55,618

Total	$81,464	$264	$(158)	$81,570	$9,815	$16,137	$55,618

The net unrealized gains as of September 29, 2012 and September 24, 2011 are related primarily to long-term marketable securities. The Company may sell certain of its marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management. The net realized gains or losses recognized during 2012 and 2011 were $183 million and $110 million, respectively, and no significant net realized gains or losses during 2010 related to such sales. The maturities of the Company’s long-term marketable securities generally range from one to five years.

As of September 29, 2012 and September 24, 2011, gross unrealized losses related to individual securities that had been in a continuous loss position for 12 months or longer were not significant.

As of September 29, 2012, the Company considers the declines in market value of its marketable securities investment portfolio to be temporary in nature and does not consider any of its investments other-than-temporarily impaired. The Company typically invests in highly-rated securities, and its investment policy generally limits the amount of credit exposure to any one issuer. The policy requires investments generally to be investment grade, with the primary objective of minimizing the potential risk of principal loss. Fair values were determined for each individual security in the investment portfolio. When evaluating an investment for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell, the investment before recovery of the investment’s cost basis. During 2012, 2011 and 2010, the Company did not recognize any significant impairment charges.

Derivative Financial Instruments

The Company uses derivatives to partially offset its business exposure to foreign currency exchange risk. The Company may enter into foreign currency forward and option contracts to offset some of the foreign exchange risk on expected future cash flows on certain forecasted revenue and cost of sales, on net investments in certain foreign subsidiaries, and on certain existing assets and liabilities.

To help protect gross margins from fluctuations in foreign currency exchange rates, certain of the Company’s subsidiaries whose functional currency is the U.S. dollar hedge a portion of forecasted foreign currency revenue. The Company’s subsidiaries whose functional currency is not the U.S. dollar and who sell in local currencies may hedge a portion of forecasted inventory purchases not denominated in the subsidiaries’ functional currencies. The Company typically hedges portions of its forecasted foreign currency exposure associated with revenue and inventory purchases generally up to six months.

To help protect the net investment in a foreign operation from adverse changes in foreign currency exchange rates, the Company may enter into foreign currency forward and option contracts to offset the changes in the carrying amounts of these investments due to fluctuations in foreign currency exchange rates.

The Company may also enter into foreign currency forward and option contracts to partially offset the foreign currency exchange gains and losses generated by the re-measurement of certain assets and liabilities denominated in non-functional currencies. However, the Company may choose not to hedge certain foreign currency exchange exposures for a variety of reasons including, but not limited to, accounting considerations and the prohibitive economic cost of hedging particular exposures. There can be no assurance the hedges will offset more than a portion of the financial impact resulting from movements in foreign currency exchange rates.

The Company records all derivatives in the Consolidated Balance Sheets at fair value. The Company’s accounting treatment of these instruments is based on whether the instruments are designated as hedge or non-hedge instruments. The effective portions of cash flow hedges are recorded in AOCI until the hedged item is recognized in earnings. The effective portions of net investment hedges are recorded in other comprehensive income as a part of the cumulative translation adjustment. The ineffective portions of cash flow hedges and net investment hedges are recorded in other income and expense. Derivatives that are not designated as hedging instruments are adjusted to fair value through earnings in the financial statement line item to which the derivative relates.

The Company had a net deferred loss associated with cash flow hedges of approximately $240 million and a net deferred gain of approximately $290 million, net of taxes, recorded in AOCI as of September 29, 2012 and September 24, 2011, respectively. Deferred gains and losses associated with cash flow hedges of foreign currency revenue are recognized as a component of net sales in the same period as the related revenue is recognized, and deferred gains and losses related to cash flow hedges of inventory purchases are recognized as a component of cost of sales in the same period as the related costs are recognized. The majority of the Company’s hedged transactions as of September 29, 2012 are expected to occur within six months.

Derivative instruments designated as cash flow hedges must be de-designated as hedges when it is probable the forecasted hedged transaction will not occur in the initially identified time period or within a subsequent two-month time period. Deferred gains and losses in AOCI associated with such derivative instruments are reclassified immediately into other income and expense. Any subsequent changes in fair value of such derivative instruments are reflected in other income and expense unless they are re-designated as hedges of other transactions. The Company did not recognize any significant net gains or losses related to the loss of hedge designation on discontinued cash flow hedges during 2012, 2011 and 2010.

The Company’s unrealized net gains and losses on net investment hedges, included in the cumulative translation adjustment account of AOCI, were not significant as of September 29, 2012 and September 24, 2011, respectively. The ineffective portions of and amounts excluded from the effectiveness test of net investment hedges are recorded in other income and expense.

The gain/loss recognized in other income and expense for foreign currency forward and option contracts not designated as hedging instruments was not significant during 2012, 2011 and 2010, respectively. These amounts represent the net gain or loss on the derivative contracts and do not include changes in the related exposures, which generally offset a portion of the gain or loss on the derivative contracts.

The following table shows the notional principal amounts of the Company’s outstanding derivative instruments and credit risk amounts associated with outstanding or unsettled derivative instruments as of September 29, 2012 and September 24, 2011 (in millions):

	2012		2011
	Notional Principal	Credit Risk Amounts	Notional Principal	Credit Risk Amounts
Instruments designated as accounting hedges:
Foreign exchange contracts	$41,970	$140	$13,705	$537

Instruments not designated as accounting hedges:
Foreign exchange contracts	$13,403	$12	$9,891	$56

The notional principal amounts for outstanding derivative instruments provide one measure of the transaction volume outstanding and do not represent the amount of the Company’s exposure to credit or market loss. The credit risk amounts represent the Company’s gross exposure to potential accounting loss on derivative instruments that are outstanding or unsettled if all counterparties failed to perform according to the terms of the contract, based on then-current currency exchange rates at each respective date. The Company’s gross exposure on these transactions may be further mitigated by collateral received from certain counterparties. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. Although the table above reflects the notional principal and credit risk amounts of the Company’s foreign exchange instruments, it does not reflect the gains or losses associated with the exposures and transactions that the foreign exchange instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The Company generally enters into master netting arrangements, which reduce credit risk by permitting net settlement of transactions with the same counterparty. To further limit credit risk, the Company generally enters into collateral security arrangements that provide for collateral to be received or posted when the net fair value of certain financial instruments fluctuates from contractually established thresholds. The Company presents its derivative assets and derivative liabilities at their gross fair values. As of September 29, 2012, the Company posted cash collateral related to the derivative instruments under its collateral security arrangements of $278 million, which it recorded as other current assets in the Consolidated Balance Sheet. As of September 24, 2011, the Company received cash collateral related to the derivative instruments under its collateral security arrangements of $288 million, which it recorded as accrued expenses in the Consolidated Balance Sheet. The Company did not have any derivative instruments with credit-risk related contingent features that would require it to post additional collateral as of September 29, 2012 or September 24, 2011.

The following tables show the Company’s derivative instruments at gross fair value as reflected in the Consolidated Balance Sheets as of September 29, 2012 and September 24, 2011 (in millions):

	2012
	Fair Value of Derivatives Designated as Hedge Instruments	Fair Value of Derivatives Not Designated as Hedge Instruments	Total Fair Value
Derivative assets (a):
Foreign exchange contracts	$138	$12	$150

Derivative liabilities (b):
Foreign exchange contracts	$516	$41	$557

	2011
	Fair Value of Derivatives Designated as Hedge Instruments	Fair Value of Derivatives Not Designated as Hedge Instruments	Total Fair Value
Derivative assets (a):
Foreign exchange contracts	$460	$56	$516

Derivative liabilities (b):
Foreign exchange contracts	$72	$37	$109

(a)	The fair value of derivative assets is measured using Level 2 fair value inputs and is recorded as other current assets in the Consolidated Balance Sheets.

(b)	The fair value of derivative liabilities is measured using Level 2 fair value inputs and is recorded as accrued expenses in the Consolidated Balance Sheets.

The following table shows the pre-tax effect of the Company’s derivative instruments designated as cash flow and net investment hedges in the Consolidated Statements of Operations for the years ended September 29, 2012 and September 24, 2011 (in millions):

	Years Ended
	Gains/(Losses) Recognized in OCI - Effective Portion (c)		Gains/(Losses) Reclassified from AOCI into Net Income - Effective Portion (c)		Gains/(Losses) Recognized – Ineffective Portion and Amount Excluded from Effectiveness Testing
	September 29, 2012	September 24, 2011	September 29, 2012 (a)	September 24, 2011 (b)	Location	September 29, 2012	September 24, 2011
Cash flow hedges:
Foreign exchange contracts	$(175)	$153	$607	$(704)	Other income and expense	$(658)	$(213)
Net investment hedges:
Foreign exchange contracts	(5)	(43)	0	0	Other income and expense	3	1

Total	$(180)	$110	$607	$(704)		$(655)	$(212)

(a)

Includes gains/(losses) reclassified from AOCI into net income for the effective portion of cash flow hedges, of which $537 million and $70 million were recognized within net sales and cost of sales, respectively, within the Consolidated Statement of Operations for the year ended September 29, 2012. There were no amounts reclassified from AOCI into income for the effective portion of net investment hedges for the year ended September 29, 2012.

(b)

Includes gains/(losses) reclassified from AOCI into income for the effective portion of cash flow hedges, of which $(349) million and $(355) million were recognized within net sales and cost of sales, respectively, within the Consolidated Statement of Operations for the year ended September 24, 2011. There were no amounts reclassified from AOCI into income for the effective portion of net investment hedges for the year ended September 24, 2011.

(c)	Refer to Note 6, “Shareholders’ Equity and Share-based Compensation,” which summarizes the activity in AOCI related to derivatives.

Accounts Receivable

Trade Receivables

The Company has considerable trade receivables outstanding with its third-party cellular network carriers, wholesalers, retailers, value-added resellers, small and mid-sized businesses, and education, enterprise and government customers. The Company generally does not require collateral from its customers; however, the Company will require collateral in certain instances to limit credit risk. In addition, when possible, the Company attempts to limit credit risk on trade receivables with credit insurance for certain customers or by requiring third-party financing, loans or leases to support credit exposure. These credit-financing arrangements are directly between the third-party financing company and the end customer. As such, the Company generally does not assume any recourse or credit risk sharing related to any of these arrangements.

As of September 29, 2012, the Company had two customers that represented 10% or more of total trade receivables, one of which accounted for 14% and the other 10%. As of September 24, 2011, there were no customers that accounted for 10% or more of the Company’s total trade receivables. The Company’s cellular network carriers accounted for 66% and 52% of trade receivables as of September 29, 2012 and September 24, 2011, respectively. The additions and write-offs to the Company’s allowance for doubtful accounts during 2012, 2011 and 2010 were not significant.

Vendor Non-Trade Receivables

The Company has non-trade receivables from certain of its manufacturing vendors resulting from the sale of components to these manufacturing vendors who manufacture sub-assemblies or assemble final products for the Company. The Company purchases these components directly from suppliers. Vendor non-trade receivables from three of the Company’s vendors accounted for 45%, 21% and 12% of total non-trade receivables as of September 29, 2012 and vendor non-trade receivables from two of the Company’s vendors accounted for 53% and 29% of total non-trade receivables as of September 24, 2011. The Company does not reflect the sale of these components in net sales and does not recognize any profits on these sales until the related products are sold by the Company, at which time any profit is recognized as a reduction of cost of sales.

Note 3 – Consolidated Financial Statement Details

The following tables show the Company’s consolidated financial statement details as of September 29, 2012 and September 24, 2011 (in millions):

Property, Plant and Equipment

	2012	2011
Land and buildings	$2,439	$2,059
Machinery, equipment and internal-use software	15,743	6,926
Office furniture and equipment	241	184
Leasehold improvements	3,464	2,599

Gross property, plant and equipment	21,887	11,768
Accumulated depreciation and amortization	(6,435)	(3,991)

Net property, plant and equipment	$15,452	$7,777

Accrued Expenses

	2012	2011
Accrued warranty and related costs	$1,638	$1,240
Accrued taxes	1,535	1,140
Deferred margin on component sales	1,492	2,038
Accrued marketing and selling expenses	910	598
Accrued compensation and employee benefits	735	590
Other current liabilities	5,104	3,641

Total accrued expenses	$11,414	$9,247

Non-Current Liabilities

	2012	2011
Deferred tax liabilities	$13,847	$8,159
Other non-current liabilities	2,817	1,941

Total other non-current liabilities	$16,664	$10,100

Note 4 – Goodwill and Other Intangible Assets

The Company’s acquired intangible assets with definite lives primarily consist of patents and licenses and are amortized over periods typically from three to seven years. The following table summarizes the components of gross and net intangible asset balances as of September 29, 2012 and September 24, 2011 (in millions):

	2012			2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Definite lived and amortizable acquired intangible assets	$5,166	$(1,042)	$4,124	$3,873	$(437)	$3,436
Indefinite lived and non-amortizable trademarks	100	0	100	100	0	100

Total acquired intangible assets	$5,266	$(1,042)	$4,224	$3,973	$(437)	$3,536

During 2012 and 2011, the Company completed various business acquisitions. In 2012, the aggregate cash consideration, net of cash acquired, was $350 million, of which $245 million was allocated to goodwill, $113 million to acquired intangible assets and $8 million to liabilities assumed. In 2011, the aggregate cash consideration, net of cash acquired, was $244 million, of which $167 million was allocated to goodwill and $77 million to acquired intangible assets.

The Company’s gross carrying amount of goodwill was $1.1 billion and $896 million as of September 29, 2012 and September 24, 2011, respectively. The Company did not have any goodwill impairment during 2012, 2011 or 2010.

Amortization expense related to acquired intangible assets was $605 million, $192 million and $69 million in 2012, 2011 and 2010, respectively. As of September 29, 2012 the remaining weighted-average amortization period for acquired intangible assets is 5.2 years. The expected annual amortization expense related to acquired intangible assets as of September 29, 2012, is as follows (in millions):

2013	$673
2014	737
2015	753
2016	758
2017	635
Thereafter	568

Total	$4,124

Note 5 – Income Taxes

The provision for income taxes for 2012, 2011, and 2010, consisted of the following (in millions):

	2012	2011	2010
Federal:
Current	$7,240	$3,884	$2,150
Deferred	5,018	2,998	1,676

	12,258	6,882	3,826

State:
Current	1,182	762	655
Deferred	(123)	37	(115)

	1,059	799	540

Foreign:
Current	1,203	769	282
Deferred	(490)	(167)	(121)

	713	602	161

Provision for income taxes	$14,030	$8,283	$4,527

The foreign provision for income taxes is based on foreign pretax earnings of $36.8 billion, $24.0 billion and $13.0 billion in 2012, 2011 and 2010, respectively. The Company’s consolidated financial statements provide for any related tax liability on amounts that may be repatriated, aside from undistributed earnings of certain of the Company’s foreign subsidiaries that are intended to be indefinitely reinvested in operations outside the U.S. As of September 29, 2012, U.S. income taxes have not been provided on a cumulative total of $40.4 billion of such earnings. The amount of unrecognized deferred tax liability related to these temporary differences is estimated to be approximately $13.8 billion.

As of September 29, 2012 and September 24, 2011, $82.6 billion and $54.3 billion, respectively, of the Company’s cash, cash equivalents and marketable securities were held by foreign subsidiaries and are generally based in U.S. dollar-denominated holdings. Amounts held by foreign subsidiaries are generally subject to U.S. income taxation on repatriation to the U.S.

A reconciliation of the provision for income taxes, with the amount computed by applying the statutory federal income tax rate (35% in 2012, 2011 and 2010) to income before provision for income taxes for 2012, 2011, and 2010, is as follows (in millions):

	2012	2011	2010
Computed expected tax	$19,517	$11,973	$6,489
State taxes, net of federal effect	677	552	351
Indefinitely invested earnings of foreign subsidiaries	(5,895)	(3,898)	(2,125)
Research and development credit, net	(103)	(167)	(23)
Domestic production activities deduction	(328)	(168)	(48)
Other	162	(9)	(117)

Provision for income taxes	$14,030	$8,283	$4,527

Effective tax rate	25.2%	24.2%	24.4%

The Company’s income taxes payable have been reduced by the tax benefits from employee stock plan awards. For stock options, the Company receives an income tax benefit calculated as the tax effect of the difference between the fair market value of the stock issued at the time of the exercise and the exercise price. For RSUs, the Company receives an income tax benefit upon the award’s vesting equal to the tax effect of the underlying stock’s fair market value. The Company had net excess tax benefits from equity awards of $1.4 billion, $1.1 billion and $742 million in 2012, 2011 and 2010, respectively, which were reflected as increases to common stock.

As of September 29, 2012 and September 24, 2011, the significant components of the Company’s deferred tax assets and liabilities were (in millions):

	2012	2011
Deferred tax assets:
Accrued liabilities and other reserves	$2,101	$1,610
Basis of capital assets and investments	447	390
Share-based compensation	395	355
Other	1,094	795

Total deferred tax assets	4,037	3,150
Less valuation allowance	0	0

Deferred tax assets, net of valuation allowance	4,037	3,150

Deferred tax liabilities:
Unremitted earnings of foreign subsidiaries	14,712	8,896
Other	193	272

Total deferred tax liabilities	14,905	9,168

Net deferred tax liabilities	$(10,868)	$(6,018)

Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Uncertain Tax Positions

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company classifies gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as non-current liabilities in the Consolidated Balance Sheets.

As of September 29, 2012, the total amount of gross unrecognized tax benefits was $2.1 billion, of which $889 million, if recognized, would affect the Company’s effective tax rate. As of September 24, 2011, the total amount of gross unrecognized tax benefits was $1.4 billion, of which $563 million, if recognized, would affect the Company’s effective tax rate.

The aggregate changes in the balance of gross unrecognized tax benefits, which excludes interest and penalties, for 2012, 2011, and 2010, is as follows (in millions):

	2012	2011	2010
Beginning Balance	$1,375	$943	$971
Increases related to tax positions taken during a prior year	340	49	61
Decreases related to tax positions taken during a prior year	(107)	(39)	(224)
Increases related to tax positions taken during the current year	467	425	240
Decreases related to settlements with taxing authorities	(3)	0	(102)
Decreases related to expiration of statute of limitations	(10)	(3)	(3)

Ending Balance	$2,062	$1,375	$943

The Company includes interest and penalties related to unrecognized tax benefits within the provision for income taxes. As of September 29, 2012 and September 24, 2011, the total amount of gross interest and penalties accrued was $401 million and $261 million, respectively, which is classified as non-current liabilities in the Consolidated Balance Sheets. In connection with tax matters, the Company recognized interest expense in 2012 and 2011 of $140 million and $14 million, respectively, and in 2010 the Company recognized an interest benefit of $43 million.

The Company is subject to taxation and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. For U.S. federal income tax purposes, all years prior to 2004 are closed. The Internal Revenue Service (the “IRS”) has completed its field audit of the Company’s federal income tax returns for the years 2004 through 2006 and proposed certain adjustments. The Company has contested certain of these adjustments through the IRS Appeals Office. The IRS is currently examining the years 2007 through 2009. In addition, the Company is also subject to audits by state, local and foreign tax authorities. In major states and major foreign jurisdictions, the years subsequent to 1989 and 2002, respectively, generally remain open and could be subject to examination by the taxing authorities.

Management believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs. Although timing of the resolution and/or closure of audits is not certain, the Company believes it is reasonably possible that tax audit resolutions could reduce its unrecognized tax benefits by between $120 million and $170 million in the next 12 months.

Note 6 – Shareholders’ Equity and Share-based Compensation

Preferred Stock

The Company has five million shares of authorized preferred stock, none of which is issued or outstanding. Under the terms of the Company’s Restated Articles of Incorporation, the Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions of the Company’s authorized but unissued shares of preferred stock.

Dividend and Stock Repurchase Program

In 2012, the Board of Directors of the Company approved a dividend policy pursuant to which it plans to make, subject to subsequent declaration, quarterly dividends of $2.65 per share. On July 24, 2012, the Board of Directors declared a dividend of $2.65 per share to shareholders of record as of the close of business on August 13, 2012. The Company paid $2.5 billion in conjunction with this dividend on August 16, 2012. No dividends were declared in the first three quarters of 2012 or in 2011 and 2010.

In 2012, the Company’s Board of Directors authorized a program to repurchase up to $10 billion of the Company’s common stock beginning in 2013. The repurchase program is expected to be executed over a three-year period with the primary objective of neutralizing the impact of dilution from future employee equity grants and employee stock purchase programs. The repurchase program does not obligate the Company to acquire any specific number of shares. In August 2012, the Company entered into a Rule 10b5-1 compliant accelerated share repurchase (“ASR”) program with a financial institution to purchase up to $2 billion of the Company’s common stock during 2013. The total number of shares to be purchased under the ASR program will be based on the volume-weighted average price of the Company’s common stock during the purchase period and will be reflected as a reduction of shares outstanding on the date of purchase. The Company may also purchase its common stock in open market transactions, in compliance with all applicable securities laws.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. The Company’s other comprehensive income consists of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency, unrealized gains and losses on marketable securities classified as available-for-sale, and net deferred gains and losses on certain derivative instruments accounted for as cash flow hedges.

The following table shows the components of AOCI, net of taxes, as of September 29, 2012 and September 24, 2011 (in millions):

	2012	2011
Net unrealized gains/losses on marketable securities	$731	$130
Net unrecognized gains/losses on derivative instruments	(240)	290
Cumulative foreign currency translation	8	23

Accumulated other comprehensive income	$499	$443

The change in fair value of available-for-sale securities included in other comprehensive income was $601 million, $(41) million and $123 million, net of taxes in 2012, 2011 and 2010, respectively. The tax effect related to the change in unrealized gains/losses on available-for-sale securities was $(353) million, $24 million and $(72) million for 2012, 2011 and 2010, respectively.

The following table shows activity in other comprehensive income related to derivatives, net of taxes, held by the Company during 2012, 2011, and 2010 (in millions):

	2012	2011	2010
Change in fair value of derivatives	$(131)	$92	$(180)
Adjustment for net gains/losses realized and included in net income	(399)	450	(73)

Change in unrecognized gains/losses on derivative instruments	$(530)	$542	$(253)

The tax effect related to the changes in fair value of derivatives was $73 million, $(50) million and $97 million for 2012, 2011 and 2010, respectively. The tax effect related to derivative gains/losses reclassified from other comprehensive income to income was $220 million, $(250) million and $43 million for 2012, 2011 and 2010, respectively.

Employee Benefit Plans

2003 Employee Stock Plan

The 2003 Employee Stock Plan (the “2003 Plan”) is a shareholder approved plan that provides for broad-based equity grants to employees, including executive officers. The 2003 Plan permits the granting of incentive stock options, nonstatutory stock options, RSUs, stock appreciation rights, stock purchase rights and performance-based awards. Options granted under the 2003 Plan generally expire seven to ten years after the grant date and generally become exercisable over a period of four years, based on continued employment, with either annual, semi-annual or quarterly vesting. In general, RSUs granted under the 2003 Plan vest over two to four years, based on continued employment and are settled upon vesting in shares of the Company’s common stock on a one-for-one basis. Each share issued with respect to an award granted under the 2003 Plan (other than a stock option or stock appreciation right) reduces the number of shares available for grant under the plan by two shares, whereas shares issued in respect of an option or stock appreciation right count against the number of shares available for grant on a one-for-one basis. All RSUs, other than RSUs held by the Chief Executive Officer, granted under the 2003 Plan have dividend equivalent rights (“DER”), which entitle holders of RSUs to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. DER are accumulated and paid when the underlying shares vest. As of September 29, 2012, approximately 37.1 million shares were reserved for future issuance under the 2003 Plan.

1997 Director Stock Plan

The 1997 Director Stock Plan (the “Director Plan”) is a shareholder approved plan that (i) permits the Company to grant awards of RSUs or stock options to the Company’s non-employee directors, (ii) provides for automatic initial grants of RSUs upon a non-employee director joining the Board of Directors and automatic annual grants of RSUs at each annual meeting of shareholders, and (iii) permits the Board of Directors to prospectively change the relative mixture of stock options and RSUs for the initial and annual award grants and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval. Each share issued with respect to RSUs granted under the Director Plan reduces the number of shares available for grant under the plan by two shares. The Director Plan expires November 9, 2019. All RSUs granted under the Director Plan are entitled to DER. As of September 29, 2012, approximately 184,000 shares were reserved for future issuance under the Director Plan.

Rule 10b5-1 Trading Plans

During the fourth quarter of 2012, executive officers Timothy D. Cook, Peter Oppenheimer, D. Bruce Sewell, Phillip W. Schiller and Jeffrey E. Williams, and directors William V. Campbell and Arthur D. Levinson had equity trading plans adopted in accordance with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). An equity trading plan is a written document that pre-establishes the amounts, prices and dates (or a formula for determining the amounts, prices and dates) of future purchases or sales of the Company’s stock, including shares acquired pursuant to the Company’s employee and director equity plans.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Purchase Plan”) is a shareholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the Purchase Plan are limited to 10% of the employee’s compensation and employees may not purchase more than $25,000 of stock during any calendar year. As of September 29, 2012, approximately 2.5 million shares were reserved for future issuance under the Purchase Plan.

401(k) Plan

The Company’s 401(k) Plan (the “401(k) Plan”) is a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pre-tax earnings, up to the IRS annual contribution limit ($17,000 for calendar year 2012). The Company matches 50% to 100% of each employee’s contributions, depending on length of service, up to a maximum 6% of the employee’s eligible earnings. The Company’s matching contributions to the 401(k) Plan were $114 million, $90 million and $72 million in 2012, 2011 and 2010, respectively.

Restricted Stock Units

A summary of the Company’s RSU activity and related information for 2012, 2011, and 2010, is as follows:

	Number of RSUs (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in millions)
Balance at September 26, 2009	12,263	$122.52
RSUs granted	6,178	$214.37
RSUs vested	(4,685)	$119.85
RSUs cancelled	(722)	$147.56

Balance at September 25, 2010	13,034	$165.63
RSUs granted	6,667	$312.63
RSUs vested	(4,513)	$168.08
RSUs cancelled	(742)	$189.08

Balance at September 24, 2011	14,446	$231.49
RSUs granted	7,799	$431.35
RSUs vested	(6,305)	$205.27
RSUs cancelled	(935)	$256.01

Balance at September 29, 2012	15,005	$344.87	$10,010

The fair value as of the respective vesting dates of RSUs was $3.3 billion, $1.5 billion and $1.0 billion for 2012, 2011 and 2010, respectively. The majority of RSUs that vested in 2012, 2011 and 2010 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld were approximately 2.3 million, 1.6 million and 1.8 million for 2012, 2011 and 2010, respectively, and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to taxing authorities were $1.2 billion, $520 million and $406 million in 2012, 2011 and 2010, respectively, and are reflected as a financing activity within the Consolidated Statements of Cash Flows. These net-share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting and did not represent an expense to the Company.

Stock Option Activity

A summary of the Company’s stock option activity and related information for 2012, 2011, and 2010, is as follows:

	Outstanding Options
	Number of Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)

Balance at September 26, 2009	34,375	$81.17
Options granted	34	$202.00
Options assumed	98	$11.99
Options cancelled	(430)	$136.27
Options exercised	(12,352)	$62.69

Balance at September 25, 2010	21,725	$90.46
Options granted	1	$342.62
Options cancelled	(163)	$128.42
Options exercised	(9,697)	$67.63

Balance at September 24, 2011	11,866	$108.64
Options assumed	41	$30.86
Options cancelled	(25)	$103.22
Options exercised	(5,337)	$84.85

Balance at September 29, 2012	6,545	$127.56	1.9	$3,531

Exercisable at September 29, 2012	6,505	$128.03	1.8	$3,507
Expected to vest after September 29, 2012	40	$51.07	6.7	$24

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the weighted-average exercise price multiplied by the number of options outstanding or exercisable. Total intrinsic value of options at time of exercise was $2.3 billion, $2.6 billion and $2.0 billion for 2012, 2011 and 2010, respectively.

Share-based Compensation

Share-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. Share-based compensation cost for stock options and employee stock purchase plan rights (“stock purchase rights”) is estimated at the grant date and offering date, respectively, based on the fair-value as calculated by the BSM option-pricing model. The BSM option-pricing model incorporates various assumptions including expected volatility, estimated expected life and interest rates. The Company recognizes share-based compensation cost as expense on a straight-line basis over the requisite service period.

The Company did not grant any stock options during 2012. The Company granted 1,370 and 34,000 stock options during 2011 and 2010, respectively. The weighted-average grant date fair value per share of stock options granted during 2011 and 2010 was $181.13 and $108.58, respectively.

During 2012 and 2010, in conjunction with certain business combinations, the Company assumed 41,000 and 98,000 stock options, respectively, which had a weighted-average fair value per share of $405.39 and $216.82, respectively. The Company did not assume any stock options during 2011.

The weighted-average fair value of stock purchase rights per share was $108.44, $71.47 and $45.03 during 2012, 2011 and 2010, respectively.

The following table shows a summary of the share-based compensation expense included in the Consolidated Statements of Operations for 2012, 2011, and 2010 (in millions):

	2012	2011	2010
Cost of sales	$265	$200	$151
Research and development	668	450	323
Selling, general and administrative	807	518	405

Total share-based compensation expense	$1,740	$1,168	$879

The income tax benefit related to share-based compensation expense was $567 million, $467 million and $314 million for 2012, 2011 and 2010, respectively. As of September 29, 2012, the total unrecognized compensation cost related to outstanding stock options and RSUs was $4.2 billion, which the Company expects to recognize over a weighted-average period of 3.3 years.

Note 7 – Commitments and Contingencies

Accrued Warranty and Indemnification

The Company offers a basic limited parts and labor warranty on its hardware products. The basic warranty period for hardware products is typically one year from the date of purchase by the end-user. The Company also offers a 90-day basic warranty for its service parts used to repair the Company’s hardware products. The Company provides currently for the estimated cost that may be incurred under its basic limited product warranties at the time related revenue is recognized. Factors considered in determining appropriate accruals for product warranty obligations include the size of the installed base of products subject to warranty protection, historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures that are outside of the Company’s typical experience. The Company assesses the adequacy of its pre-existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

The following table shows changes in the Company’s accrued warranties and related costs for 2012, 2011, and 2010 (in millions):

	2012	2011	2010
Beginning accrued warranty and related costs	$1,240	$761	$577
Cost of warranty claims	(1,786)	(1,147)	(713)
Accruals for product warranty	2,184	1,626	897

Ending accrued warranty and related costs	$1,638	$1,240	$761

The Company generally does not indemnify end-users of its operating system and application software against legal claims that the software infringes third-party intellectual property rights. Other agreements entered into by the Company sometimes include indemnification provisions under which the Company could be subject to costs and/or damages in the event of an infringement claim against the Company or an indemnified third-party. However, the Company has not been required to make any significant payments resulting from such an infringement claim asserted against it or an indemnified third-party and, in the opinion of management, does not have a potential liability related to unresolved infringement claims subject to indemnification that would materially adversely affect its financial condition or operating results. Therefore, the Company did not record a liability for infringement costs related to indemnification as of either September 29, 2012 or September 24, 2011.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with related legal proceedings. It is not possible to determine the maximum potential amount of payments the Company could be required to make under these agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each claim. However, the Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations, and payments made under these agreements historically have not been material.

Concentrations in the Available Sources of Supply of Materials and Product

Although most components essential to the Company’s business are generally available from multiple sources, a number of components are currently obtained from single or limited sources, which subjects the Company to significant supply and pricing risks. Many components, including those that are available from multiple sources, are at times subject to industry-wide shortages and significant commodity pricing fluctuations. In addition, the Company has entered into various agreements for the supply of components; however there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to significant risks of supply shortages and price increases that can materially adversely affect its financial condition and operating results.

The Company and other participants in the markets for mobile communication and media devices and personal computers also compete for various components with other industries that have experienced increased demand for their products. The Company also uses some custom components that are not common to the rest of these industries, and new products introduced by the Company often utilize custom components available from only one source. When a component or product uses new technologies, initial capacity constraints may exist until the suppliers’ yields have matured or manufacturing capacity has increased. If the Company’s supply of components for a new or existing product were delayed or constrained, or if an outsourcing partner delayed shipments of completed products to the Company, the Company’s financial condition and operating results could be materially adversely affected. The Company’s business and financial performance could also be materially adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components at acceptable prices, or at all, may be affected if those suppliers concentrated on the production of common components instead of components customized to meet the Company’s requirements.

Substantially all of the Company’s hardware products are manufactured by outsourcing partners that are located primarily in Asia. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners, often in single locations. Certain of these outsourcing partners are the sole-sourced suppliers of components and manufacturers for many of the Company’s products. Although the Company works closely with its outsourcing partners on manufacturing schedules, the Company’s operating results could be adversely affected if its outsourcing partners were unable to meet their production commitments. The Company’s purchase commitments typically cover its requirements for periods up to 150 days.

Long-Term Supply Agreements

The Company has entered into long-term agreements to secure the supply of certain inventory components. Under certain of these agreements, which expire between 2012 and 2022, the Company has made prepayments for the future purchase of inventory components and has acquired capital equipment to use in the manufacturing of such components.

As of September 29, 2012, the Company had a total of $4.2 billion of inventory component prepayments outstanding, of which $1.2 billion are classified as other current assets and $3.0 billion are classified as other assets in the Consolidated Balance Sheets. The Company had a total of $2.3 billion of inventory component prepayments outstanding as of September 24, 2011. The Company’s outstanding prepayments will be applied to certain inventory component purchases made during the term of each respective agreement. The Company utilized $943 million and $173 million of inventory component prepayments during 2012 and 2011, respectively.

Other Off-Balance Sheet Commitments

Lease Commitments

The Company leases various equipment and facilities, including retail space, under noncancelable operating lease arrangements. The Company does not currently utilize any other off-balance sheet financing arrangements. The major facility leases are typically for terms not exceeding 10 years and generally provide renewal options for terms not exceeding five additional years. Leases for retail space are for terms ranging from five to 20 years, the majority of which are for 10 years, and often contain multi-year renewal options. As of September 29, 2012, the Company’s total future minimum lease payments under noncancelable operating leases were $4.4 billion, of which $3.1 billion related to leases for retail space.

Rent expense under all operating leases, including both cancelable and noncancelable leases, was $488 million, $338 million and $271 million in 2012, 2011 and 2010, respectively. Future minimum lease payments under noncancelable operating leases having remaining terms in excess of one year as of September 29, 2012, are as follows (in millions):

2013	$516
2014	556
2015	542
2016	513
2017	486
Thereafter	1,801

Total minimum lease payments	$4,414

Other Commitments

As of September 29, 2012, the Company had outstanding off-balance sheet third-party manufacturing commitments and component purchase commitments of $21.1 billion.

In addition to the off-balance sheet commitments mentioned above, the Company had outstanding obligations of $988 million as of September 29, 2012, which were comprised mainly of commitments to acquire capital assets, including product tooling and manufacturing process equipment, and commitments related to advertising, research and development, Internet and telecommunications services and other obligations.

Contingencies

The Company is subject to various legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated, certain of which are discussed in Part I, Item 3 of the Form 10-K under the heading “Legal Proceedings” and in Part I, Item 1A of the Form 10-K under the heading “Risk Factors.” In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies. However, the outcome of litigation is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s consolidated financial statements for that reporting period could be materially adversely affected.

Apple Inc. vs Samsung Electronics Co., Ltd, et al.

On August 24, 2012, a jury returned a verdict awarding the Company $1.05 billion in its lawsuit against Samsung Electronics and affiliated parties in the United States District Court, Northern District of California, San Jose Division. Because the award is subject to entry of final judgment and may be subject to appeal, the Company has not recognized the award in its consolidated financial statements for the year ended September 29, 2012.

Note 8 – Segment Information and Geographic Data

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company manages its business primarily on a geographic basis. In 2013, the Company established a new reportable operating segment, Greater China, which was previously included in the Asia-Pacific segment. Reportable operating segment data for 2012, 2011 and 2010 have been reclassified to reflect establishment of the Greater China segment. The Company’s reportable operating segments consist of the Americas, Europe, Greater China, Japan, Rest of Asia Pacific and Retail operations. The Americas segment includes both North and South America. The Europe segment includes European countries, as well as the Middle East and Africa. The Greater China segment includes China, Hong Kong and Taiwan. The Rest of Asia Pacific segment includes Australia and Asian countries, other than Japan and those countries included in the Greater China segment. The Retail segment operates Apple retail stores in 13 countries, including the U.S. The results of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific segments do not include results of the Retail segment. Each operating segment provides similar hardware and software products and similar services. The accounting policies of the various segments are the same as those described in Note 1, “Summary of Significant Accounting Policies.”

The Company evaluates the performance of its operating segments based on net sales and operating income. Net sales for geographic segments are generally based on the location of customers, while Retail segment net sales are based on sales from the Company’s retail stores. Operating income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Advertising expenses are generally included in the geographic segment in which the expenditures are incurred. Operating income for each segment excludes other income and expense and certain expenses managed outside the operating segments. Costs excluded from segment operating income include various corporate expenses, such as research and development, corporate marketing expenses, share-based compensation expense, income taxes, various nonrecurring charges, and other separately managed general and administrative costs and certain manufacturing period expenses. The Company does not include intercompany transfers between segments for management reporting purposes.

Beginning in 2013, the Company began allocating certain manufacturing costs and variances, including costs related to product tooling and manufacturing process equipment, to its operating segments that were previously included in other corporate expenses. As a result, the Company reclassified $763 million, $1.3 billion and $621 million from other corporate expenses to its operating segments for 2012, 2011 and 2010, respectively.

Prior to 2012, the Company allocated to corporate expenses certain costs associated with its high-profile retail stores that have been designed and built to promote brand awareness and serve as vehicles for corporate sales and marketing activities. Beginning in 2012, the Company no longer allocates these costs to corporate expenses and reclassified $102 million and $75 million of such costs from corporate to Retail segment expenses for 2011 and 2010, respectively.

Segment assets include receivables and inventories, and for the Retail segment also includes capital assets. Segment assets exclude corporate assets, such as cash and cash equivalents, short-term and long-term marketable securities, vendor non-trade receivables, other long-term investments, manufacturing and corporate facilities, product tooling and manufacturing process equipment, miscellaneous corporate infrastructure, goodwill and other acquired intangible assets. Except for the Retail segment, capital asset purchases for long-lived assets are not reported to management by segment and therefore are excluded from the geographic segment assets and instead included in corporate assets. Cash payments for capital asset purchases by the Retail segment were $858 million, $612 million and $392 million for 2012, 2011 and 2010, respectively. The Company’s total depreciation and amortization was $3.3 billion, $1.8 billion and $1.0 billion in 2012, 2011 and 2010, respectively, of which $319 million, $273 million and $198 million was related to the Retail segment in the respective years. Depreciation and amortization on segment assets included in the geographic segments was not significant.

The following table shows information by operating segment for 2012, 2011, and 2010 (in millions):

	2012	2011	2010
Americas:
Net sales	$57,512	$38,315	$24,498
Operating income	$23,414	$13,111	$7,417

Europe:
Net sales	$36,323	$27,778	$18,692
Operating income	$14,869	$11,209	$7,343

Greater China:
Net sales	$22,533	$12,690	$3,021
Operating income	$9,843	$5,246	$1,279

Japan:
Net sales	$10,571	$5,437	$3,981
Operating income	$5,861	$2,415	$1,805

Rest of Asia Pacific:
Net sales	$10,741	$9,902	$5,235
Operating income	$4,253	$4,004	$2,252

Retail:
Net sales	$18,828	$14,127	$9,798
Operating income	$4,613	$3,075	$2,179

A reconciliation of the Company’s segment operating income to the consolidated financial statements for 2012, 2011, and 2010, is as follows (in millions):

	2012	2011	2010
Segment operating income	$62,853	$39,060	$22,275
Other corporate expenses, net	(5,872)	(4,102)	(3,011)
Share-based compensation expense	(1,740)	(1,168)	(879)

Total operating income	$55,241	$33,790	$18,385

The following table shows total assets by segment and a reconciliation to the consolidated financial statements as of September 29, 2012 and September 24, 2011 (in millions):

	2012	2011
Segment assets:
Americas	$5,525	$2,782
Europe	3,095	1,520
Greater China	1,321	1,005
Japan	1,698	637
Rest of Asia Pacific	913	705
Retail	2,725	2,151

Total segment assets	15,277	8,800
Corporate assets	160,787	107,571

Total assets	$176,064	$116,371

The U.S. and China were the only countries that accounted for more than 10% of the Company’s net sales in 2012 and 2011. No single country other than the U.S. accounted for more than 10% of net sales in 2010. There was no single customer that accounted for more than 10% of net sales in 2012, 2011 or 2010. Net sales for 2012, 2011, and 2010 and long-lived assets as of September 29, 2012 and September 24, 2011 are as follows (in millions):

	2012	2011	2010
Net sales:
U.S.	$60,949	$41,812	$28,633
China (a)	22,797	12,472	2,764
Other countries	72,762	53,965	33,828

Total net sales	$156,508	$108,249	$65,225

	2012	2011
Long-lived assets:
U.S.	$6,012	$4,375
China (a)	7,314	2,613
Other countries	2,560	1,090

Total long-lived assets	$15,886	$8,078

(a)	China includes Hong Kong. Long-lived assets located in China consist primarily of product tooling and manufacturing process equipment and assets related to retail stores and related infrastructure.

In 2013, the Company realigned its reporting of product-level net sales. Reported net sales of the Company’s hardware categories no longer include related service and accessory revenue. The Company also began reporting separate categories for iTunes, software and services, and for accessories. Net sales by product for 2012, 2011 and 2010 has been reclassified to conform to the Company’s 2013 presentation and is as follows (in millions):

	2012	2011	2010
Net Sales by Product:
iPhone (a)	$78,692	$45,998	$24,463
iPad (a)	30,945	19,168	4,687
Mac (a)	23,221	21,783	17,479
iPod (a)	5,615	7,453	8,274
iTunes, Software and Services (b)	12,890	9,373	7,105
Accessories (c)	5,145	4,474	3,217

Total net sales	$156,508	$108,249	$65,225

(a)	Includes deferrals and amortization of related non-software services and software upgrade rights.

(b)	Includes revenue from sales on the iTunes Store, the App Store, the Mac App Store, and the iBookstore, and revenue from sales of AppleCare, licensing and other services.

(c)	Includes sales of hardware peripherals and Apple-branded and third-party accessories for iPhone, iPad, Mac and iPod.

Note 9 – Selected Quarterly Financial Information (Unaudited)

The following tables show a summary of the Company’s quarterly financial information for each of the four quarters of 2012 and 2011 (in millions, except per share amounts):

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2012
Net sales	$35,966	$35,023	$39,186	$46,333
Gross margin	$14,401	$14,994	$18,564	$20,703
Net income	$8,223	$8,824	$11,622	$13,064

Earnings per share:
Basic	$8.76	$9.42	$12.45	$14.03
Diluted	$8.67	$9.32	$12.30	$13.87

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2011
Net sales	$28,270	$28,571	$24,667	$26,741
Gross margin	$11,380	$11,922	$10,218	$10,298
Net income	$6,623	$7,308	$5,987	$6,004

Earnings per share:
Basic	$7.13	$7.89	$6.49	$6.53
Diluted	$7.05	$7.79	$6.40	$6.43

Basic and diluted earnings per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Apple Inc.

We have audited the accompanying consolidated balance sheets of Apple Inc. as of September 29, 2012 and September 24, 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended September 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Inc. at September 29, 2012 and September 24, 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 29, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Apple Inc.’s internal control over financial reporting as of September 29, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 31, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2012,

except for the Consolidated Statements of Comprehensive Income and Note 8 – Segment Information and Geographic Data, as to which the date is April 24, 2013